                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement           [ ] Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         GOODHEART-WILCOX COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                         GOODHEART-WILCOX COMPANY, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             THE GOODHEART-WILLCOX
                                 COMPANY, INC.
           18604 WEST CREEK DRIVE -- TINLEY PARK, ILLINOIS 60477-6243
[GOODHEAR LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 13, 1999

To the Shareholders of The Goodheart-Willcox Company, Inc.:

     The Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc., will be held at the offices of the Company on Tuesday, July 13, 1999 at 9:30 a.m. C.D.T., for the following purposes:

     1. To fix the number and elect directors of the Company to serve until the next meeting of shareholders and until their respective successors shall have been elected and qualified.

     2. To consider and vote upon ratifying the selection of Grant Thornton LLP as independent certified public accountants for the current fiscal year.

     3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on May 21, 1999, are entitled to notice of and to vote at the meeting and any adjournment thereof.

     The Company's Annual Report, with financial statements for the fiscal year ending April 30, 1999, a proxy statement and a form of proxy are enclosed herewith.

     Please execute the enclosed proxy and return it promptly in the enclosed envelope to ensure that your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy.

                                         By Order of the Board of Directors

                                         DICK G. SNYDER
                                         Senior Vice President and Secretary

June 16, 1999

                      THE GOODHEART-WILLCOX COMPANY, INC.

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc. (the "Company") to be held Tuesday, July 13, 1999, and at any adjournment thereof, for the purposes set forth in the attached notice. The cost of proxy solicitation will be paid by the Company and may be by mail or by telephone. All proxies which are properly executed and received prior to the meeting will be voted in accordance with the choices specified thereon. When no choice is specified, they will be voted in accordance with the recommendations of management. Any shareholder giving a proxy may revoke it by notice in writing delivered to the Secretary at any time prior to its use, by delivering a later proxy or by voting in person at the Annual Meeting.

     At the close of business on May 21, 1999, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 584,700 shares of the Company's $1.00 par value common stock. Each share is entitled to one vote on all matters. There are no cumulative voting rights. The nominees receiving the greatest number of votes cast by the holders of common stock will be elected directors. The affirmative vote of the majority of shares of common stock present in person or by proxy at the meeting is necessary for the ratification of the selection of the independent certified public accountants.

     The Company's Annual Report, including financial statements for the fiscal year ending April 30, 1999, proxy statement and form of proxy are scheduled to be mailed to shareholders on or about June 16, 1999.

ITEM 1. ELECTION OF DIRECTORS

     The Board of Directors recommends that five directors be elected at the annual meeting, each to serve terms of one year and until their respective successors have been elected and qualified. Five directors were elected at last year's Annual Meeting of Shareholders. The nominees for director, all of whom are now serving as directors, are listed below together with certain biographical information. Except as otherwise indicated, each nominee for director has been engaged in his or her present principal occupation for at least the past five years.

     It is intended that proxies will be voted, unless otherwise specified, for the nominees named below. Proxies will be voted in a discretionary manner should any nominee be unable to serve. The Board of Directors has no reason to believe that any nominee will be unable to serve.

                             NOMINEES FOR DIRECTOR

               NAME AND PRINCIPAL OCCUPATIONS                 DIRECTOR
                      OR AFFILIATIONS                          SINCE*
               ------------------------------                 --------
Robert C. DeBolt, age 60, President and Chief Executive
  Officer, since 1984, F.H. Ayer Manufacturing Co., Chicago
  Heights, Illinois, a remanufacturer of pumps, steam
  turbines and transmissions; Director, F.H. Ayer
  Manufacturing Co., First National Bank, Chicago Heights,
  Illinois; member Audit/Compensation Committee of Board of
  Directors.................................................    1992
John F. Flanagan, age 55, Chairman of the Board since March,
  1997; President and Chief Executive Officer since June,
  1980; Treasurer from January, 1973 to April, 1988; Vice
  President from January, 1973 to June, 1980; prior thereto
  various positions with the Company since 1968.............    1971
Wilma Pitts Griffin, PhD, CFCS, age 62, Professor since
  1987, Department of Family and Consumer Sciences, Baylor
  University, Waco, Texas; Associate Professor, University
  of Texas, Austin, Texas, 1973 to 1987; President, American
  Association of Family and Consumer Sciences, 1985 to 1986;
  consultant to the Company since 1982; member,
  Audit/Compensation Committee of Board of Directors........    1988
Clois E. Kicklighter, EdD, age 60, Dean Emeritus since 1998,
  Dean 1983 to 1998, School of Technology, Indiana State
  University, Terre Haute, Indiana; Professor of
  Construction Technology 1966 to 1998; Chairman, Executive
  Board, National Association of Industrial Technology, 1988
  to 1989; Chairman, National Association of Industrial
  Technology Board of Accreditation, 1989 to 1997; Chairman
  National Association of Industrial Technology Foundation
  Board, 1998 to present; consultant to the Company since
  1983......................................................    1988
Mrs. Loraine J. Mix, age 87, private investor...............    1973

---------------
* Includes predecessors of the Company for years prior to July, 1972.

                             ADDITIONAL INFORMATION
                         CONCERNING BOARD OF DIRECTORS

     All five of the nominees were elected directors of the Company at the last Annual Meeting of Shareholders. The Board of Directors had four meetings during the fiscal year ended April 30, 1999. All the incumbent directors attended the 1998 Annual Meeting of Shareholders and all the meetings of the Board during the fiscal year.

                          AUDIT/COMPENSATION COMMITTEE

     The Board of Directors has established an Audit/Compensation Committee which recommends to the Board of Directors the engagement of independent auditors of the Company and reviews with such auditors the scope and result of their audits, the internal accounting controls of the Company and the professional services furnished by such auditors to the Company. The Committee further reviews and recommends to the Board of Directors compensation arrangements for the officers of the Company. The Committee presently consists of Wilma Pitts Griffin, Chairperson, and Robert C. DeBolt. During Fiscal 1999, the Committee met on three occasions.

                           COMPENSATION OF DIRECTORS

     Each director who is not on the Company's payroll is entitled to compensation of $12,000 per annum, payable quarterly, except a director who is absent from two consecutive regularly scheduled directors' meetings, with or without cause, is not entitled to the next following quarterly payment and, further provided, nonemployee directors shall be additionally entitled to a $500 attendance fee for each meeting of a duly constituted committee of the Board. Directors are reimbursed for expenses incurred by attendance at the meetings.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists the beneficial ownership, as of May 1, 1999, of persons known to the Company to be the beneficial owner of more than five percent of the Company's common stock. The table also lists the beneficial ownership, as of May 1, 1999, of common stock owned by all directors and executive officers of the Company, and by all directors and executive officers as a group:

                                                                         AMOUNT AND
            NAME OF                            POSITION                  NATURE OF       PERCENT OF
       BENEFICIAL OWNER                      WITH COMPANY                OWNERSHIP         CLASS
       ----------------                      ------------                ----------      ----------
Mrs. Loraine J. Mix............  Director                                 290,142(1)        49.6%
Fred Eychaner..................                                           111,412(2)        19.1%
Century American Corp..........                                            42,700(3)         7.3%
John F. Flanagan...............  Director and Executive Officer            22,792(4)         3.9%
Robert C. DeBolt...............  Director                                      --             --
Wilma Pitts Griffin............  Director                                     150              *
Clois E. Kicklighter...........  Director                                     100              *
Donald A. Massucci.............  Executive Officer                            300              *
Dick G. Snyder.................  Executive Officer                            700              *
Todd J. Scheffers..............  Executive Officer                             --             --
Directors and Executive
  Officers as a Group (8
  Persons).....................                                           314,184           53.7%

---------------
 *  Less than one percent
(1) Mrs. Mix owns 24,942 shares and, in addition, is a co-trustee, with sole voting and investment power relating to shares of the Company, and a beneficiary together with her two daughters, one of whom is the wife of Mr. Flanagan, of a testamentary trust established by the Last Will of Floyd M. Mix, deceased, which trust holds 265,200 shares of the Company.

(2) On October 12, 1994, Mr. Fred Eychaner filed a Schedule 13D Statement with the Securities and Exchange Commission disclosing the purchase of 111,412 shares of the Company's securities. Mr. Eychaner stated that the shares were purchased for investment and additional purchases of the Company's stock may be made subject to the availability of additional shares, an acceptable price, alternative sources of investment, and other factors. Mr. Eychaner also stated therein that there are no present plans to seek representation on the Company's Board of Directors. His address is 1645 West Fullerton Parkway, Chicago, Illinois 60614.

(3) On or about January 8, 1999, Century American Corporation filed a Schedule 13G with the Securities and Exchange Commission disclosing the acquisition on December 31, 1998 of 42,700 shares of the Company's securities. Century American Corporation's address is Suite 3707, 875 N. Michigan Avenue, Chicago, Illinois 60611. On or about January 8, 1999, Century Partners filed Schedule 13G/A (Amendment No. 2) disclosing that as of December 31, 1998, it had disposed of the 42,700 shares of the Company's securities previously reported as owned by it.

(4) Of these shares, 18,707 are owned beneficially and of record by Mr. Flanagan's wife, 707 are owned beneficially and of record by Mr. Flanagan, 2,614 are owned jointly by Mr. Flanagan and his wife, 20 are held by Mr. Flanagan and his wife as custodian for their children, and 744 are held by their children.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company knows of no failure to file a required form.

                             EXECUTIVE COMPENSATION

                   REPORT OF AUDIT/COMPENSATION COMMITTEE OF
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Audit/Compensation Committee (the "Committee") of the Board of Directors determines the base salary and annual bonuses for executive officers based on Company and individual performance. Measurement of corporate performance is based on Company goals and industry performance levels.

     To aid the Committee in this process, a review and evaluation of executive compensation practices of other similar sized publishing companies was made. The Company's executive level positions were then matched to comparable positions. Competitive market compensation levels were determined for base salary level increase and performance bonuses for the executive officers to a level consistent with those of other companies in the industry.

                                         Wilma Pitts Griffin, Chairperson
                                         Robert C. DeBolt, Member

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Board of Directors adopted a Supplemental Executive Retirement Plan ("SERP") effective May 1, 1994. The SERP is a non-qualified retirement plan established for the benefit of a select group of management employees of the Company to supplement benefits provided under the Company's Employees' Profit Sharing Plan ("Plan"). To the extent benefits under the Plan are limited by the Internal Revenue Code of 1986, supplemental benefits are provided under the terms and conditions of the SERP. The Company administers the SERP and the Board of Directors may amend or terminate it at any time, provided that no amendment shall reduce or discontinue any benefit accrued to the date of the Amendment. The Company has not funded the SERP and there are no assets held by it.

                           SUMMARY COMPENSATION TABLE

     The following table shows executive compensation for the fiscal years indicated for the Chief Executive Officer and all other executive officers of the Company ("Named Officers"):

                                                                                            ALL OTHER
                                                      ANNUAL COMPENSATION                  COMPENSATION
                                        ------------------------------------------------   ------------
          NAME AND PRINCIPAL              FISCAL                            OTHER ANNUAL
               POSITION                    YEAR        SALARY     BONUS     COMPENSATION
          ------------------            -----------   --------   --------   ------------
John F. Flanagan......................     1999       $300,000   $125,000      N/A(2)       $34,689(1)
  Chairman, President and                  1998        275,000    150,000      N/A(2)        34,689(1)
  Chief Executive Officer                  1997        262,650    125,000      N/A(2)        34,689(1)
Donald A. Massucci....................     1999       $135,000   $ 50,000      N/A(2)       $34,272(1)
  Vice-President/Treasurer                 1998        125,000     60,000      N/A(2)        34,137(1)
                                           1997        113,300     50,000      N/A(2)        29,756(1)
Dick G. Snyder........................     1999       $135,000   $ 50,000      N/A(2)       $38,184(1)
  Senior Vice-President/Secretary          1998        125,000     60,000      N/A(2)        38,174(1)
                                           1997        113,300     50,000      N/A(2)        33,793(1)
Todd J. Scheffers.....................     1999       $ 67,000   $ 10,000      N/A(2)       $12,273(1)
  Vice-President Sales                     1998         63,000      8,000      N/A(2)        11,548(1)
  (elected May 1, 1999)                    1997         58,000      7,000      N/A(2)        10,530(1)

---------------
(1) Amounts of All Other Annual Compensation include amounts contributed or accrued for fiscal 1999 by the Company for or in behalf of the Named Officers under the Company's Employee Profit Sharing Plan, and the Supplemental Executive Retirement Plan (SERP) and amounts paid in fiscal 1999 by the Company for life insurance coverage. The amounts contributed to the Profit Sharing Plan were $12,273 for Mr. Scheffers and $24,000 each for Messrs. Flanagan, Massucci and Snyder. The respective amounts paid for life insurance premiums for Messrs. Flanagan, Massucci and Snyder were $4,689, $5,235 and $9,272 and the respective amounts accrued under the SERP were $6,000, $5,037 and $4,912.

(2) The value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any Named Officer.

                     EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

     An agreement dated June 1, 1975, amended from time to time and further amended April 16, 1999, between the Company and the Chief Executive Officer John
F. Flanagan provides that until April 30, 2004, or any renewal date, he will serve as Chief Executive Officer, with his duties to be determined by the Board of Directors. Effective May 1, 1999, he is to be paid compensation of $312,000 per year, plus reimbursement of expenses and any bonus awarded to him by the Board of Directors. In the event Mr. Flanagan should die before the expiration date of the agreement, the Company will pay his estate twenty-four months' full salary. In addition, the agreement provides that if he is living and under continuing disability for more than twenty-four months, the Company will pay him one-half salary per month, not to exceed, however, sixty months. The agreement further provides for reimbursement of medical care expenses incurred by him, his spouse or defined dependents, not otherwise reimbursed by insurance provided by the Company. From the date the agreement or any renewal expires, and if Mr. Flanagan retires from the employ of the Company, he is to be paid consultative compensation until his death at the rate of 50% of the annual compensation paid to Mr. Flanagan during the year immediately prior to the termination of his active employment.

                         SHAREHOLDER RETURN PERFORMANCE

     The line graph following compares the annual change in the cumulative total shareholder return, assuming reinvestment of dividends, on the Company's common stock (GWOX) against the cumulative total return of the dividends of the S&P 500 Composite Stock Index (S&P 500) and the S&P Publishing Index for the five year period ending April 30, 1999.

     The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

     Comparison of Five Year Cumulative Total Return, assuming reinvestment of dividends, among Goodheart-Willcox (GWOX), S&P Publishing Index and S&P 500 Index.

[GRAPH]

                                                          'GWOX                'S&P PUBLISHING 500           'S&P 500 INDEX
                                                          -----                -------------------           --------------
'1994                                                      100                         100                         100
'1995                                                       98                         100                         117
'1996                                                      116                         125                         153
'1997                                                      165                         144                         191
'1998                                                      288                         194                         270
'1999                                                      294                         244                         328

ITEM 2. SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     At a meeting held on April 16, 1999, the Board of Directors named Grant Thornton LLP as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending April 30, 2000, subject to ratification and approval by the shareholders. Grant Thornton LLP and its predecessors have acted in that capacity for more than the past ten years. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders to answer appropriate questions and, if such representative wishes to do so, make a statement. Grant Thornton LLP performs those procedures necessary to enable them to express their opinion on the annual financial statements of the Company.

                                 OTHER BUSINESS

     Management knows of no matters to be presented to the meeting other than those set forth in this proxy statement. However, if any other matter shall properly come before the meeting, the shares represented by the proxies signed and returned by the shareholders, if not otherwise specified, will be voted thereon in the discretion of the persons voting such shares.

     Any proposal which a shareholder contemplates presenting at the Annual Meeting of the Shareholders of the Company in 2000 must be received at the offices of the Company not later than March 15, 2000, to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                           By Order of the Board of Directors

                                           DICK G. SNYDER
                                           Senior Vice President and Secretary

                       THE GOODHEART-WILLCOX COMPANY, INC.

                 ANNUAL MEETING OF SHAREHOLDERS - JULY 13, 1999

Todd J. Scheffers and Dick G. Snyder, and each of them, with power of substitution in each, are hereby authorized to represent and vote the stock of the undersigned at the Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc., to be held at 9:30 a.m. C.D.T., on July 13, 1999, or any adjournment:

   1.  ELECTION OF DIRECTORS:                                             WITHHOLD AUTHORITY
       FOR all nominees listed below                                      to vote for all nominees listed below [ ]
       (except as marked to the contrary below) [ ]

                   Robert C. DeBolt, John F. Flanagan, Wilma Pitts Griffin, Clois E. Kicklighter and Loraine J. Mix

   (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)


   ------------------------------------------------------------------------------------------------------------------------------
   2. PROPOSAL TO APPROVE THE SELECTION OF GRANT THORNTON LLP as the independent certified public accountants for the current fiscal year.

                                  [ ] FOR            [ ] AGAINST           [ ] ABSTAIN
   3. In their discretion on any other business that may properly come before the meeting.

                                  [ ] GRANTED                              [ ] WITHHELD

                                     (continued and to be signed on reverse side)


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, IN FAVOR OF ITEM 2 AND GRANT THE DISCRETIONARY POWER IN ITEM 3.


Dated:              , 1997.                 -----------------------------------
      -------------                                      Signature


                                             -----------------------------------
                                                         Signature

                                             NOTE:
                                             Please sign exactly as your name
                                             appears at the left. If shares are
                                             held jointly, each holder must
                                             sign. If signing for an estate,
                                             trust or corporation, title or
                                             capacity should be stated.
                                             PLEASE PROMPTLY RETURN PROXY IN THE
                                             ACCOMPANYING ENVELOPE. NO POSTAGE
                                             REQUIRED IF MAILED IN THE UNITED
                                             STATES.

                                             I plan to attend the meeting.   [ ]

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

FIVE YEAR SUMMARY

                                                                     Year Ended April 30,
   ---------------------------------------------------------------------------------------------------------------
                                                1999          1998           1997          1996           1995
   ---------------------------------------------------------------------------------------------------------------
     SELECTED INCOME STATEMENT DATA:
       Sales                                 $18,626,000   $19,068,000    $16,631,000    $14,645,000   $14,708,000
       Costs and expenses                     14,141,000    14,207,000     13,199,000     12,405,000    11,644,000
       Other income (expense), net               425,000         5,000        692,000        227,000       260,000
       Income taxes                            1,913,000     1,893,000      1,349,000        871,000     1,307,000
       Net earnings                            2,997,000     2,973,000      2,775,000      1,596,000     2,017,000
   ===============================================================================================================
       Earnings per share                          $5.13         $5.09          $3.75          $2.13         $2.70
   ---------------------------------------------------------------------------------------------------------------
       Weighted average number
         of shares outstanding                   584,700       584,700        739,405        747,900       747,900
   ===============================================================================================================
       Dividends per share                         $1.05         $1.00           $.90           $.80          $.80
   ===============================================================================================================
     SELECTED BALANCE SHEET DATA:
       Total assets                          $16,318,000   $13,177,000    $14,065,000    $13,705,000   $13,192,000
       Redeemable common stock                        --            --             --      3,077,000     3,643,000
       Total stockholders' equity             13,337,000    10,955,000      8,573,000      8,739,000     7,169,000
   ===============================================================================================================




CONTENTS

   1 - Letter to Shareholders
   2 - Consolidated Balance Sheets
   4 - Consolidated Statements of Earnings
   5 - Consolidated Statements of Stockholders Equity
   6 - Consolidated Statements of Cash Flows
   7 - Notes to Consolidated Financial Statements
  12 - Statement of Management Responsibilities  Report of Independent Certified
       Public Accountants
  13 - Management's Discussion and Analysis of Financial Condition and Results
       of Operation
  Inside Back Cover - Corporate Information
       Common Stock Price Ranges and Dividends




The front and back covers of this Annual Report show twenty new or revised books published by Goodheart-Willcox in fiscal 1999.

TO OUR SHAREHOLDERS:

Fiscal 1999 was an "excellent down year" for your Company! The careful selection of these words recognizes the financial results achieved set against the low sales potential projected for the Company's specific curriculum markets.

Net sales of $18,626,000 exceeded expectations in a year marked by an absence of significant state textbook adoptions. Quoting from last year's annual report "State textbook adoptions, which contribute substantially to the Company's sales, will be much less of a factor for the approaching two fiscal years due to the diminished number of states calling for submissions in the curriculum areas served by Goodheart-Willcox." For comparison purposes, net sales declined only 2.3% from the previous record year, as shown in the five-year summary on the inside front cover of this annual report. New and revised titles proved popular in the open territories helping to offset the lack of sales potential in the adoption states. The current fiscal year 2000 will again present a challenge to maintain respectable sales figures.

The operating profits for fiscal 1999 operations were $4,485,000, a decline of $376,000 from the previous fiscal year. Going into this cycle of diminished adoption sales potential, the Company managed to hold the total cost of goods sold to a level $304,000 less than the previous year. Aggressive strategies to compensate for the diminished adoption sales potential included additional investment directed into a redesign of the Industrial & Technical and the Family & Consumer Sciences catalogs, additional sales representation implemented in two new territories for the Company, and plans were initiated for increasing the productivity of the sales and business staff. In a fiscal year noteworthy for its reduced revenue and considering the increased investment for aggressive sales and marketing, it is a tribute to the focused employees and fine reputation of your Company that the operating profit only declined 7.7%.

The one time gain on the sale of the former business and distribution facility contributed earnings of $264,000 or approximately $.30 per share, resulting in net earnings for fiscal 1999 of $5.13 per share. The sale produced a significant shift in the position of other income and expenses compared to last fiscal year when the Company reported an interest expense of $180,000 related to the purchase of the Company's stock.

During fiscal 1999, Goodheart-Willcox completed the implementation of Daly & Wolcott software operating on IBM hardware to provide prompt customer service, easy order entry, accurate inventory and warehouse management, and enhanced marketing and sales data. The business, customer service, marketing, warehousing, and distribution operations are ready for the next century. Additional modules will be implemented for future efficiency and productivity.

Looking ahead to the year 2000, Goodheart-Willcox allocated resources to plan for the introduction of a significant number of revisions coordinated with the new millennium. In anticipation of customers preferring products with year 2000 copyrights rather than 1990 copyrights, editorial and creative efforts were directed toward publishing a number of revisions which may be submitted for future adoption consideration. While striving to maintain sales and earnings in this down year cycle, the Company has also been planning for the future by building the inventory of copyright 2000 titles and supplements. The inventory, as shown on the April 30, 1999 balance sheets, has increased by $1,062,000 over the previous fiscal year in anticipation of the copyright 2000 opportunity for Goodheart-Willcox.

Your Board of Directors, at the April meeting, elected Dick Snyder as Senior Vice President and Todd Scheffers as Vice President Sales to prepare the Company for future growth opportunities. Sincere words of appreciation must be shared with the Board of Directors for their support and leadership during this period of change marked by unusual market conditions. The solid results of this fiscal year would not have been possible without the extra efforts, ideas, and contributions of the good people working as a team at Goodheart-Willcox.




                            /s/ John F. Flanagan

                            John F. Flanagan
                            Chairman, President, and Chief Executive Officer

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

                                                                                      April 30,
   -------------------------------------------------------------------------------------------------------
                                                                               1999            1998
   -------------------------------------------------------------------------------------------------------
      ASSETS

      CURRENT ASSETS:
        Cash and cash equivalents                                          $ 4,436,000      $ 2,119,000
        Accounts receivable-net of allowance for doubtful
          receivables and sales returns of $236,000 and $206,000             2,036,000        1,661,000
        Inventories                                                          3,477,000        2,415,000
        Deferred income taxes                                                  869,000          742,000
        Other                                                                  160,000          106,000
   -------------------------------------------------------------------------------------------------------
         Total current assets                                               10,978,000        7,043,000
   -------------------------------------------------------------------------------------------------------
      PREPUBLICATION COSTS-net of accumulated amortization of
        $1,143,000 and $1,557,000                                            1,166,000        1,149,000

      PROPERTY AND EQUIPMENT-net                                             4,104,000        4,930,000

      CASH SURRENDER VALUE OF LIFE INSURANCE                                    70,000           55,000
   -------------------------------------------------------------------------------------------------------
                                                                           $16,318,000      $13,177,000
   =======================================================================================================















The accompanying notes are an integral part of these statements.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

                                                                                              April 30,
   --------------------------------------------------------------------------------------------------------------
                                                                                       1999              1998
   --------------------------------------------------------------------------------------------------------------
     LIABILITIES AND STOCKHOLDERS' EQUITY
     CURRENT LIABILITIES:
       Accounts payable                                                            $ 1,273,000      $   805,000
       Accrued compensation                                                            428,000          399,000
       Accrued other                                                                   653,000          379,000
       Dividends payable                                                               322,000          293,000
       Royalties payable                                                               304,000          260,000
   --------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                    2,980,000        2,136,000
   --------------------------------------------------------------------------------------------------------------
     DEFERRED INCOME TAXES                                                               1,000           86,000
     COMMITMENTS AND CONTINGENCIES                                                          --               --
     STOCKHOLDERS' EQUITY
       Common stock                                                                    762,000          762,000
       Retained earnings                                                            18,284,000       15,902,000
   --------------------------------------------------------------------------------------------------------------
                                                                                    19,046,000       16,664,000
   --------------------------------------------------------------------------------------------------------------
       Less cost of 177,300 shares of common stock held in Treasury                 (5,709,000)      (5,709,000)
   --------------------------------------------------------------------------------------------------------------
                                                                                    13,337,000       10,955,000
   --------------------------------------------------------------------------------------------------------------
                                                                                   $16,318,000      $13,177,000
   ==============================================================================================================











The accompanying notes are an integral part of these statements.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

                                                                               Year Ended April 30,
  ---------------------------------------------------------------------------------------------------------------
                                                                      1999             1998            1997
  ---------------------------------------------------------------------------------------------------------------
     SALES                                                        $18,626,000      $19,068,000      $16,631,000

     Cost of goods sold                                             5,233,000        5,537,000        5,095,000
  ---------------------------------------------------------------------------------------------------------------
     GROSS PROFIT                                                  13,393,000       13,531,000       11,536,000
  ---------------------------------------------------------------------------------------------------------------
     Operating expenses
       Selling, general and administrative                          6,979,000        6,688,000        6,377,000
       Royalties                                                    1,929,000        1,982,000        1,727,000
  ---------------------------------------------------------------------------------------------------------------
                                                                    8,908,000        8,670,000        8,104,000
  ---------------------------------------------------------------------------------------------------------------
     OPERATING PROFIT                                               4,485,000        4,861,000        3,432,000

     Other income (expense)
       Gain on sale of property
         and equipment                                                264,000               --               --
       Life insurance proceeds                                             --               --          548,000
       Interest income                                                143,000          142,000          131,000
       Interest expense                                                    --         (180,000)         (14,000)
       Other                                                           18,000           43,000           27,000
  ---------------------------------------------------------------------------------------------------------------
                                                                      425,000            5,000          692,000
  ---------------------------------------------------------------------------------------------------------------
     Earnings before income taxes                                   4,910,000        4,866,000        4,124,000
  ---------------------------------------------------------------------------------------------------------------
     Income taxes                                                   1,913,000        1,893,000        1,349,000
  ---------------------------------------------------------------------------------------------------------------
     NET EARNINGS                                                 $ 2,997,000      $ 2,973,000      $ 2,775,000
  ---------------------------------------------------------------------------------------------------------------
     EARNINGS PER SHARE                                                 $5.13            $5.09            $3.75
  ===============================================================================================================
     Weighted average number of shares outstanding                    584,700          584,700          739,405
  ===============================================================================================================










The accompanying notes are an integral part of these statements.

     THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  For the three years ended April 30, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            Net unrealized gain (loss)
                                                  Common         Retained    on investment securities      Treasury
                                                   Stock         Earnings       available-for-sale           Stock          Total
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at April 30, 1996                      $ 599,000     $ 8,416,000          $    6,000             $(282,000)   $ 8,739,000

  Net earnings for the year                                      2,775,000                                                2,775,000

  Change in estimated value of redeemable
     common stock in excess of insurance
     proceeds                                      163,000       2,914,000                                                3,077,000

  Net change in unrealized gain (loss) on
     investment securities available-for-sale                                            1,000                                1,000

  Cash dividends declared ($.90 per share)                        (592,000)                                                (592,000)

  Cost of 163,200 shares of common stock
     acquired for treasury                                                                                (5,427,000)    (5,427,000)
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at April 30, 1997                      $ 762,000     $13,513,000          $    7,000           $(5,709,000)   $ 8,573,000

  Net earnings for the year                                      2,973,000                                                2,973,000

  Net change in unrealized gain (loss) on
     investment securities available-for-sale                                           (7,000)                              (7,000)

  Cash dividends declared ($1.00 per share)                       (584,000)                                                (584,000)
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at April 30, 1998                      $ 762,000     $15,902,000          $       --           $(5,709,000)   $10,955,000

  Net earnings for the year                                      2,997,000                                                2,997,000

  Cash dividends declared ($1.05 per share)                       (615,000)                                                (615,000)
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at April 30, 1999                      $ 762,000     $18,284,000          $       --           $(5,709,000)   $13,337,000
===================================================================================================================================









The accompanying notes are an integral part of these statements.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Year Ended April 30,
  --------------------------------------------------------------------------------------------------------------
                                                                      1999             1998            1997
  --------------------------------------------------------------------------------------------------------------
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net earnings                                                $2,997,000       $2,973,000      $2,775,000
       Adjustments to reconcile net earnings to net
        cash provided by operating activities
         Depreciation expense                                         390,000          335,000         199,000
         Amortization of prepublication costs                         924,000        1,059,000       1,001,000
         Profit on sale of available-for-sale securities                   --          (16,000)             --
         Profit on sale of property and equipment                    (264,000)              --              --
         Provision for (recovery of) doubtful
          receivables and sales returns                                30,000           93,000              --
         Deferred income taxes                                       (212,000)        (179,000)       (113,000)
         Changes in operating assets and liabilities
          Accounts receivable                                        (405,000)        (189,000)       (144,000)
          Inventories                                              (1,062,000)         315,000        (763,000)
          Other assets                                                (54,000)          19,000          30,000
          Accounts payable                                            468,000         (215,000)        168,000
          Accrued expenses                                            376,000          284,000         128,000
           Net cash provided by operating
            activities                                              3,188,000        4,479,000       3,281,000
  ==============================================================================================================
     CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of property and equipment                           (145,000)        (496,000)     (2,715,000)
       Purchases of prepublication costs                             (941,000)        (721,000)       (849,000)
       Proceeds from sale of investment securities
        available-for-sale                                                 --          101,000              --
       Proceeds from sale of property and
        equipment                                                     845,000               --              --
       Change in cash surrender value of
        officer's life insurance                                      (15,000)         (17,000)        547,000
          Net cash used in
           investing activities                                      (256,000)      (1,133,000)     (3,017,000)
  ==============================================================================================================
     CASH FLOWS FROM FINANCING ACTIVITIES:
       Dividends paid                                                (615,000)        (584,000)       (598,000)
       Purchase of Treasury Stock                                          --               --      (2,171,000)
       Repayment of notes payable                                          --       (3,256,000)             --
         Net cash used in financing activities                       (615,000)      (3,840,000)     (2,769,000)
  ==============================================================================================================
     NET DECREASE IN CASH AND CASH EQUIVALENTS:                     2,317,000         (494,000)     (2,505,000)
     Cash and cash equivalents at beginning of year                 2,119,000        2,613,000       5,118,000
  ==============================================================================================================
     Cash and cash equivalents at end of year                      $4,436,000       $2,119,000      $2,613,000
  ==============================================================================================================
     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for income taxes                    $1,842,000       $1,925,000      $1,342,000
  ==============================================================================================================
     SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
     Unrealized gain (loss) on investment securities
      available-for-sale                                                   --               --      $    1,000
     Purchase of Treasury Stock financed with notes payable                --               --      $3,256,000
  ==============================================================================================================

  The accompanying notes are an integral part of these statements.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1999, 1998, and 1997

     NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Goodheart-Willcox Company, Inc., a Delaware corporation, publishes textbooks on trade and technical, family and consumer sciences, technology, and vocational subjects. The Company's activities include the search for authors, the procurement and editing of manuscripts, and the design, illustration, and marketing of its textbooks and supplements. Printing and binding of books are done by outside contractors. The Company's sales are primarily domestic, and the Company's customer base includes state schools and community colleges. Historically the Company has experienced its highest level of sales in the first and second quarter and its lowest level in the fourth quarter. This pattern has resulted from the purchasing habits of its school customers.

     A summary of the significant accounting policies applied in the accompanying consolidated financial statements follows:

     Principles of consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, G/W Investment Company, Inc. All significant intercompany transactions have been eliminated in consolidation.

     Revenue recognition. The Company recognizes revenue at the time of shipment from Company warehouse or outside depositories. A provision for estimated returns, consisting of the sales value less related inventory value and royalty costs, is made at time of sale.

     Inventories. Inventories are valued at the lower of cost or market. Costs for finished goods and raw materials inventories are determined by the last-in, first-out (LIFO) method. Costs for work in process inventories are determined by the first-in, first-out (FIFO) method. (See Note C):

                                                      April 30,
                                                1999              1998
                                             ----------        ----------
     Last-in, first-out method               $3,374,000        $2,330,000
     First-in, first-out method                 103,000            85,000
                                             ----------        ----------
                                             $3,477,000        $2,415,000
                                             ==========        ==========

     Cost includes the purchase of paper, printing, and binding from outside sources. No allocation of selling and administrative expenses is included in inventories.

     Even though some books will not be sold in the current period, large quantities of books are printed initially for stock, due to economies of scale. Management feels that substantially all books will be sold in the current period and, therefore, classifies all inventories as a current asset.

     Investment securities. Available-for-sale securities are those that management designated as available to be sold in response to changes in market interest rates or liquidity needs. Investment securities available-for-sale are stated at fair value, with the unrealized gains or losses shown as a component of stockholders' equity. Gains or losses on disposition of these securities are determined using the specific identification method.

     Property and equipment. Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided on straight-line and accelerated methods over the estimated useful lives of the assets. Annual depreciation rates range from 20% to 40% for equipment and from 3% to 20% for buildings and improvements.

     Expenditures for repairs and maintenance are charged against income when incurred, and replacements are capitalized. Gains or losses on dispositions of property and equipment are included in income.

     Prepublication costs. The Company capitalizes certain outside contractor costs, primarily artwork, film and preparation costs, associated with creation of the textbooks and supplements. Prepublication costs are amortized over a period of three years under the straight-line method.

     Advertising costs. The Company expenses advertising costs as incurred. Advertising costs were $337,000 in 1999, $277,000 in 1998 and $351,000 in
     1997.


                                                       Notes continued on page 8

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1999, 1998, and 1997 continued

     NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED Editorial costs. Editorial costs are charged to expense as incurred.

     Income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts.

     Earnings per share. Earnings per share is computed on the weighted average number of shares outstanding for the period. The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which is effective for financial statements issued after December 15, 1997. The Company has adopted the provisions of SFAS128 in these financial statements.

     Common Stock. The Company has 1,000,000 shares of $1 par value common stock authorized and 762,000 shares issued, of which 177,300 shares have been repurchased by the Company. As of April 30, 1999 and 1998, the Company had 584,700 shares outstanding.

     Cash equivalents. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The cost of cash equivalents approximates fair value.

     Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recently issued accounting standards. During 1997 the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards
     (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," both effective for fiscal years beginning after December 15, 1997.

     SFAS No. 130 requires disclose for the components of and total comprehensive income in the period in which they are recognized in the financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise arising from transactions and other events and circumstances from non-owner sources. It includes all changes in shareholders' equity during the reporting period except those resulting from investments by owners and distributions to owners. The adoption of this standard did not have a material impact on the disclosure of comprehensive income.

     SFAS No. 131 requires disclosures of certain segment information based on the way that management evaluates segments for making decisions and assessing performance. It also requires disclosure of certain information about products and services, the geographic areas in which the Company operates, and major customers. The adoption of this standard did not have a material impact on the disclosure of segment information. The Company operates within one business segment.

     NOTE B - INVESTMENT SECURITIES
     The amortized cost, unrealized gains and losses, and fair value of the company's investment securities are as follows:

                                                   Gross        Gross       Estimated
                                   Amortized    Unrealized    Unrealized       Fair
                                      Cost         Gains        Losses        Value
                                   ---------    ----------    ----------    ---------
     April 30, 1997:
     Available-for-sale:
       Municipal Income Trusts      $ 85,000     $  7,000             --     $ 92,000
                                   =========    ==========    ==========    =========




                                                       Notes continued on page 9

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1999, 1998, and 1997 continued


     NOTE C - INVENTORIES

     Inventories consist of the following:                                       1999              1998
                                                                              ----------        ----------
       Raw materials                                                          $   97,000        $   87,000
       Work in process                                                           103,000            85,000
       Finished goods                                                          3,277,000         2,243,000
                                                                              ----------        ----------
                                                                              $3,477,000        $2,415,000
                                                                              ==========        ==========

     Inventories would have been $2,665,000 and $2,640,000 higher at April 30, 1999 and 1998, respectively, if the first-in, first-out method of accounting had been used on all inventories. The use of the LIFO method, as opposed to the FIFO method, had the effect of increasing (decreasing) net earnings by approximately $16,000 or $.03 per share, $92,000 or $.16 per share, and ($118,000) or ($.16) per share, for the years ending April 30, 1999, 1998, and 1997, respectively.

     NOTE D - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:                           1999              1998
                                                                              ----------        ----------
       Land                                                                   $  739,000        $  814,000
       Building and improvements                                               2,991,000         4,056,000
       Equipment                                                               2,002,000         1,857,000
                                                                              ----------        ----------
                                                                               5,732,000         6,727,000
       Less accumulated depreciation                                           1,628,000         1,797,000
                                                                              ----------        ----------
                                                                              $4,104,000        $4,930,000
                                                                              ==========        ==========

     NOTE E - INCOME TAXES

     Income tax expense (benefit) consists of the following:
       Currently payable:                                       1999             1998              1997
                                                             ----------       ----------        ----------
         Federal                                             $1,729,000       $1,690,000        $1,181,000
         State                                                  396,000          382,000           281,000
                                                             ----------       ----------        ----------
                                                              2,125,000        2,072,000         1,462,000
       Deferred                                                (212,000)        (179,000)         (113,000)
                                                             ----------       ----------        ----------
                                                             $1,913,000       $1,893,000        $1,349,000
                                                             ==========       ==========        ==========

     The tax effects of the existing temporary differences that give rise to deferred tax assets and liabilities at April 30, are as follows:

                                                                1999             1998
                                                             ----------       ----------
       Deferred tax assets
        Inventory capitalization                             $  662,000       $  551,000
        Accrued compensation                                    115,000          110,000
        Allowance for doubtful receivables and sales returns     92,000           81,000
                                                             ----------       ----------
                                                                869,000          742,000
       Deferred tax liabilities
        Depreciation                                             (1,000)         (86,000)
                                                             ----------       ----------

       Net deferred tax asset                                $  868,000       $  656,000
                                                             ==========       ==========




                                                      Notes continued on page 10

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1999, 1998, and 1997 continued

     NOTE E - INCOME TAXES-CONTINUED

     The components of the deferred tax expense (benefit) are as follows:

                                                                1999             1998              1997
                                                             ----------       ----------        ----------
       Excess of tax over book depreciation                  $  (85,000)      $  (83,000)       $   57,000
       Inventory capitalization                                (111,000)         (46,000)         (178,000)
       Accrued compensation                                      (5,000)           1,000            (8,000)
       Allowance for doubtful receivables and sales returns     (11,000)         (51,000)           16,000
                                                             ----------       ----------        ----------
                                                             $ (212,000)      $ (179,000)       $ (113,000)
                                                             ==========       ==========        ==========

     A reconciliation of income taxes computed at the Federal statutory rate (34%) and income tax expense is as follows:

                                                                1999             1998              1997
                                                             ----------       ----------        ----------
       Federal income taxes at statutory rate                $1,669,000       $1,654,000        $1,402,000
       State income taxes-net of Federal tax benefit            231,000          241,000           185,000
       Municipal bond interest exemption                             --           (4,000)          (30,000)
       Officer's life insurance                                   1,000           (2,000)         (222,000)
       Other                                                     12,000            4,000            14,000
                                                             ----------       ----------        ----------
                                                             $1,913,000       $1,893,000        $1,349,000
                                                             ==========       ==========        ==========

     NOTE F - EMPLOYEE BENEFIT PLANS
     The Company has a profit sharing plan covering all full-time employees. Company contributions are voluntary and at the discretion of the Board of Directors. Annual contributions by the Company cannot exceed 15% of eligible compensation. Company contributions were $370,000 in 1999, $344,000 in 1998 and $359,000 in 1997. Effective May 1, 1994, the Company
     adopted The Goodheart-Willcox Company, Inc. Supplemental Executive Retirement Plan for the benefit of certain management employees as determined by the Board of Directors. The purpose of the plan is to provide additional benefits for those participants who have profit sharing benefits limited by the Internal Revenue Code. The Company's contributions to the plan were $16,000 in 1999, $16,000 in 1998, and $11,000 in 1997.

     NOTE G - COMMITMENTS AND CONTINGENCIES
     In April 1997, under an agreement between the Company and a principal stockholder/officer, the Company purchased 163,200 shares of the Company's stock owned by him upon his death for $5,427,000. The purchase price was based on the fair market value of the Company's shares at that time, as determined by a named third party and consisted of $2,171,000 in cash and a five year installment note in the amount of $3,256,000. The note was paid in full in fiscal 1998. The Company carried a life insurance policy to help meet a portion of the obligation created by this agreement. Net proceeds from the policy were $1,207,000, which had the effect of reducing the cash surrender value by $538,000 and resulting in other income of $548,000 in fiscal 1997. In addition, the excess of estimated fair market value over the amount of life insurance, net of cash surrender value, previously segregated from stockholders equity has been recorded as retained earnings. As a result of the acquisition of the stock by the Company, the total outstanding shares of stock have been reduced from 747,900 to 584,700.

     The Company has entered into an employment agreement with the President that provides for annual compensation and certain other benefits including death in service benefit payments equal to two years salary. The present value of the estimated benefits payable under this agreement is included in accrued compensation at April 30, 1999 and 1998.



                                                      Notes continued on page 11

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1999, 1998, and 1997 continued

     NOTE H - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                    Net earnings
                                                                              -------------------------
                                           Net sales       Gross profit          Total        Per share
                                          -----------      ------------       ----------      ---------
       FISCAL YEAR 1999
         FIRST                            $ 5,265,000       $ 3,711,000       $  957,000        $1.64
         SECOND                             6,831,000         5,056,000        1,610,000         2.75
         THIRD                              3,473,000         2,435,000          424,000          .73
         FOURTH                             3,057,000         2,191,000            6,000          .01
                                          -----------       -----------       ----------      ---------
                                          $18,626,000       $13,393,000       $2,997,000        $5.13
                                          ===========       ===========       ==========      =========
       Fiscal year 1998
         First                            $ 5,925,000       $ 4,192,000       $1,203,000        $2.06
         Second                             6,420,000         4,845,000        1,516,000         2.59
         Third                              4,125,000         2,753,000          426,000          .73
         Fourth                             2,598,000         1,741,000         (172,000)        (.29)
                                          -----------       -----------       ----------      ---------
                                          $19,068,000       $13,531,000       $2,973,000        $5.09
                                          ===========       ===========       ==========      =========

     The quantities and costs used in calculating cost of goods sold on a quarterly basis include estimates of the annual LIFO effect. The actual effect cannot be known until the year-end physical inventory is completed and quantity and price indices developed. The quarterly cost of goods sold, used to arrive at gross profit above, includes such estimates.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

STATEMENT OF MANAGEMENT RESPONSIBILITIES

     The management of Goodheart-Willcox Company, Inc. is responsible for the integrity and objectivity of the financial and operating information contained in this Annual Report. The consolidated financial statements were prepared in conformity with generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management. The audit report of Grant Thornton LLP on these financial statements is the result of their audit performed in accordance with generally accepted auditing standards.

     The Company maintains a system of internal financial controls designed to provide management with reasonable assurance that transactions are executed in accordance with appropriate authorization, assets are properly safeguarded, and accounting records may be relied upon for the preparation of financial statements. This system includes written policies and procedures and an organizational structure that segregates duties.

     The Audit/Compensation Committee of the Board of Directors has an oversight role in the area of financial reporting and internal controls. This committee meets several times each year with management and Grant Thornton LLP to monitor the proper discharge of each of their respective responsibilities. Grant Thornton LLP has free access to management and to the Audit/Compensation Committee to discuss the results of their activities and adequacy of controls.


     /s/ John F. Flanagan

     John F. Flanagan
     Chairman, President and Chief Executive Officer



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
     THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
     TINLEY PARK, ILLINOIS

     We have audited the accompanying consolidated balance sheets of The Goodheart-Willcox Company, Inc. and Subsidiary as of April 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Goodheart-Willcox Company, Inc. and Subsidiary as of April 30, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended April 30, 1999, in conformity with generally accepted accounting principles.



     /s/ Grant Thornton LLP

     Chicago, Illinois
     June 2, 1999

THE GOODHEART-WILLCOX COMPANY, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     OPERATING RESULTS
     The Company's net sales for the fiscal year ending April 30, 1999 decreased $442,000, or approximately 2% from the previous fiscal year. The net sales decline for the fiscal year was attributed to the absence of significant state textbook adoption potential in the curriculum areas served by the Company's product lines, while solid orders from open territories helped to somewhat offset the impact due to the lack of adoption calls, along with selective price increases. The Company's net sales for the fiscal 1998 had increased $2,437,000 or approximately 15% over the previous fiscal year due to stronger orders for the Company's products from open territories and increased orders from the adoption states of Alabama, Kentucky, and North Carolina, along with selective price increases. The Company's net sales for fiscal 1997 had increased $1,986,000 or approximately 14% over the previous fiscal year which was attributed to stronger orders from open territories and increased orders from the adoption state of New Mexico, along with selective price increases.

     State textbook adoptions, which contribute substantially to the Company's sales, historically have been held at regular intervals. During the past several years, the intervals for several states have been significantly increased. However, fiscal 1999 was an exception to the typical cyclical pattern of state textbook adoptions in that there was an absence of opportunity to submit products for sales in any of the categories in which the Company publishes textbooks or supplements. State textbook adoptions will continue to be much less of a factor for fiscal year 2000 due to the diminished number of states calling for submissions in the curriculum areas served by the Company. Selective price increases are made each year on a product-by-product basis after considering the cost of paper, printing, and binding; the overhead contribution; and competitive pricing. The selective price increases will not totally offset any significant decline in school expenditures for textbooks and supplements as witnessed in the fiscal year 1999. The reserve for future returns will experience minor revisions as the sales product mix continues to shift from middle and senior high schools to community college bookstores, where the number of books and supplements returned to the Company occurs with greater frequency. The reserve for future returns may experience minor fluctuations to reflect current business practices and expectations of the return rate for various product categories and markets.

     The cost of goods sold as a percentage of sales in fiscal 1999 was 28% compared to 29% in fiscal 1998 and 31% in fiscal 1997. The change in the ratio of the cost of goods sold as a percentage of sales for fiscal 1999 reflects the careful adjustment of print quantities to match the projected absence of state adoptions coupled with decisions regarding the quantities of products manufactured for initial press runs for new titles as well as the quantities selected for reprints of backlist titles, factoring in decisions which matched product characteristics with the available manufacturing technology provided by suppliers. The change in the ratio of the cost of goods sold as a percentage of sales for fiscal 1998 reflected more favorable paper prices in a period of increased sales and larger or more favorable press runs ordered in anticipation of stronger sales for the period. The change in the ratio of cost of goods sold as a percentage of sales for fiscal 1997 reflected fluctuations in the cost of paper, which is a major component of the cost of goods sold, with added influences being the substantial investment in the revision of a number of backlist titles. In fiscal 1997 while paper prices stabilized, the buildup of inventory in preparation of the seasonal selling patterns before the opening of schools took place during a period of higher paper prices. Factors affecting the ratio of the cost of goods sold as a percentage of sales are the result of decisions regarding selected selling price increases, adjustments to the print and reprint quantities, and the application of computer technology by outside suppliers permitting shorter press runs, reduced manufacturing time, the elimination of the traditional film processes, coupled with consistent high quality allowing the Company to better control the unit cost of textbooks and supplements. Management decisions must be balanced between the relative cost of the goods sold as a percentage of sales versus the investment affecting the timing of when new or revised products come to market and contribute to sales income.

     Operating expenses for fiscal 1999 consisting of royalties, selling, general, and administrative expenses increased $238,000, approximately 3% over the previous fiscal year due primarily to an increase in advertising in an effort to offset the absence of adoption sales potential, an increase in salaries for added personnel to serve our customers, and a decrease in royalties tied to reduced sales. This compares to an increase in operating expenses in fiscal 1998 of $566,000, approximately 7% over the previous fiscal year due primarily to an increase in salaries for added personnel along with increased depreciation of the new facility. As a percentage



                       Management's Discussion and Analysis continued on page 14

THE GOODHEART-WILLCOX COMPANY, INC.

     of sales, the selling, general, and administrative cost for fiscal 1999 was 37% compared to 35% in fiscal 1998 and 38% in fiscal 1997. A major component of the operating expenses is the distribution of sample textbooks and supplements as a marketing tool unique to the textbook industry. In fiscal 1999 sampling expenses were $470,000 compared to $502,000 in fiscal 1998 and $592,000 in fiscal 1997. The sampling decrease of $32,000 can be attributed to the second year of the diminished number of state adoption calls in the curriculum areas service by the Company's products compared to previous years.

     The 2% decline in net sales for fiscal 1999 under the previous fiscal year coupled with a 28% cost of goods sold as a percentage of sales and a 3% increase in operating expenses resulted in income from operations of $4,485,000, a decrease of $376,000 or approximately 8%. In fiscal 1998, the 15% increase in net sales over the previous fiscal year coupled with a 29% cost of goods sold as a percentage of sales and a 7% increase in operating expenses resulted in income from operations of $4,861,000, an increase of $1,429,000 or approximately 42%. In fiscal 1997, the 14% increase in net sales over the previous year coupled with a 31% cost of goods sold as a percentage of sales and a 12% increase in operating expenses resulted in income from operations of $3,432,000, and increase of $1,192,000, approximately 53%.

     Other income for fiscal 1999 totaled $425,000 composed primarily of $264,000 from the gain on the sale of the former business and distribution facility in South Holland, Illinois, and $143,000 of interest income. Other income for fiscal 1998 totaled $5,000 composed primarily of $142,000 of interest income and $180,000 of interest expense paid on the installment note issued in the purchase of the treasury stock. Other income for fiscal 1997 totaled $692,000 composed primarily of $584,000 of extraordinary income from life insurance proceeds and $131,000 of interest income, while there was $67,000 less interest than the previous year due to the investment in the new facility. Another factor influencing other income or expense may be attributed to reduced interest income due to investment in the new facility, new hardware, and new software. The Company's fiscal year ending April 30th divides the purchasing patterns of its school customers such that the major marketing, sampling, and inventory buildup efforts occur at the end of the fiscal year, while resulting sales primarily follow in the first two quarters of the next fiscal year.

     LIQUIDITY
     Cash and cash equivalents totaled $4,436,000 at April 30, 1999, an increase of $2,317,000 from the year ending April 30, 1998. Accounts receivable, net of allowances for doubtful receivables and sales returns, totaled $2,036,000 at April 30, 1999, an increase of $375,000 from the fiscal year ending April 30, 1998. For the fiscal years ending April 30, 1999 and April 30, 1998 the Company had no current debt and no long-term debt. As shown in the statements of cash flows, the net cash provided by the operating activities of the Company for fiscal 1999 amounted to $3,188,000 as compared to $4,479,000 for fiscal 1998, a decrease of $1,291,000, a change attributed to an increase in net earnings after adjustments to accounts primarily covering depreciation expense, amortization of prepublication costs, profit on sales of property and equipment, deferred income taxes, accounts receivable, inventories, accounts payable, and accrued expenses. In fiscal 1998, the cash provided by the operating activities of the Company amounted to $4,479,000 as compared to $3,281,000 for fiscal 1997, an increase of $1,198,000, a change attributed to an increase in net earnings after adjustments to accounts primarily covering depreciation expense, provision for doubtful receivables and sales returns, deferred income taxes, inventories, accounts payable, and accrued expenses. In fiscal 1997, the cash provided by the operating activities of the Company amounted to $3,281,000 as compared to $1,427,000 for fiscal 1996, an increase of $1,854,000, a change attributed to an increase in the net earnings after adjustments to accounts primarily covering amortization of prepublication cost, inventories, depreciation expenses, accounts payable, and income taxes payable. The significant changes in the assets and liabilities for fiscal 1999 include an increase in cash and cash equivalents, an increase in accounts receivable, an increase in inventories in preparation for year 2000 copyrights, a decrease in property and equipment resulting from the sale of the former business and distribution facility, an increase in accounts payable, and a decrease in deferred income taxes. The significant changes in the assets and liabilities for fiscal 1998 include a decrease in cash and cash equivalents, a decrease in inventories, an increase in accounts receivable, a decrease in investment securities, an elimination of both the current portion and the long-term portion of the note payable for the repurchase of the Company's stock, a decrease in accounts


                       Management's Discussion and Analysis continued on page 15

THE GOODHEART-WILLCOX COMPANY, INC.

     payable, a decrease in prepublication costs due to the projection of diminished adoption request, an increase in property and equipment due to the investment in hardware for information technology, and an increase in other accrued liabilities. There have been no changes in business practices including credit terms or collection efforts from previous years.

     Investment in new and revised products for fiscal 1999 was $941,000, an increase of $220,000 which may be attributed to the significant number of titles under revision for year 2000 copyrights. Investment in new and revised products for fiscal 1998 was $721,000, a decrease of $128,000 from fiscal 1997, accounted for in part by improved purchasing from outside suppliers. Investment in new and revised products for fiscal 1997 was $849,000, a decrease of $544,000 from fiscal 1996 when a significant number of major titles were revised and substantial investment was allocated for the purchase of prepublication services. The rate of investment in new and revised products as a percentage of sales for fiscal 1999 was approximately 5%, compared to an investment rate of 4% in fiscal 1998 and 5% in fiscal 1997. The Company currently intends to maintain its traditional pace of prepublication investment in products and services in future quarters to maintain a publishing program of adding new titles and products to the line while revising a backlist of products to match marketing and customer needs with attention directed at year 2000 copyrights. With advances in general technology, the magnitude of revision efforts required to keep the industrial and technical product line up-to-date has typically increased investment allocations over patterns earlier in the decade. The investment in technology, hardware, and software to keep Goodheart-Willcox advancing with technology included the implementation in fiscal 1999 of new software and hardware systems for the business/marketing/distribution operations acquired in fiscal 1998, along with new software and hardware for the creative services area in fiscal 1998. The technology investment for fiscal 1999 amounted to $161,000, compared to $423,000 in fiscal 1998 and $30,000 in fiscal 1997. Investment in new equipment and facilities amounted to $145,000 in fiscal 1999 compared to $496,000 in fiscal 1998 with the acquisition of new software and hardware and $2,715,000 in fiscal 1997 with the acquisition of office capacity for sales and marketing, customer service, editorial and creative services, along with warehouse space including added storage, racking, conveyors, and material handling equipment to improve service to customers and to strengthen distribution and warehousing capability. The significant investment in fiscal 1997 was made to service the needs of customers, to increase employee productivity and retention, and to attract new talent. Changes in the cash surrender value of life insurance were notable in fiscal 1997 when $547,000 in proceeds of an officer's policy were received. In fiscal 1998 investment activity resulted in the sale for $101,000 of securities with a small gain while there were no significant investment activities in either fiscal 1999 or fiscal 1997.

     The primary financing use of cash in each of the last three years was the payment of dividends at the rate of $1.05 per share in fiscal 1999, $1.00 per share in fiscal 1998, and $.90 per share in fiscal 1997. In fiscal 1998, prepayment of the installment note issued in the purchase of 163,200 shares of the Company's stock was completed using internally generated funds. In the second quarter of fiscal 1998, following a successful summer sales experience, three annual installments, aggregating $1,954,000 were prepaid. In the fourth quarter of fiscal 1998, after capital allocation projections for the approaching fiscal year were completed, the final two installments of $1,302,000 were prepaid. The prepayment of the principal on the outstanding debt saved $637,000 in interest expenses for the Company. In fiscal 1997, the purchase of treasury stock required $2,171,000 along with the acceptance of a note payable in the amount of $3,256,000. The source of the cash portion of the purchase price was provided in part by the $1,207,000 proceeds of an insurance policy owned by the Company, and the balance provided by internally generated funds.

     The first and second quarters of the Company's fiscal year have historically displayed increased shipments and increased growth in accounts receivable while inventory declined. The third quarter in fiscal 1999 did not include significant state adoption sales when compared to previous third quarters. The fourth quarter has historically displayed an anticipated growth in inventory as new and revised products are published for the next calendar/copyright year and for the next marketing cycle. The seasonal and cyclical nature of selling products such as textbooks and supplements into the educational market with two separate semesters tends to affect the periodic liquidity of the Company.



                       Management's Discussion and Analysis continued on page 16

THE GOODHEART-WILLCOX COMPANY, INC.

     CAPITAL RESOURCES
     It is anticipated that the future capital needs of the Company will be met from internally generated funds. The investment in computer software and hardware on a department-by-department basis, such as the editorial, creative, or marketing areas, will be met from operating cash flows. In fiscal 1999, the Company converted to new software and hardware for the business, marketing, and distribution operations to improve customer service, inventory and warehouse management, and information technology. The business, marketing, and distribution software and hardware were acquired in fiscal 1998 using internally generated funds. Also in fiscal 1998, the creative area acquired a new network server and workstations enabling the conversion to more productive software for the design and assembly of products. In fiscal 2000, the investment in prepublication products and services is expected to follow the pattern established in previous years with plans to revise popular backlist titles and add new products to the Company's line. Attention will be paid to copyright year 2000 issues so backlist titles in the product line are included in a revision schedule. The Company's previous land and buildings in South Holland, Illinois were sold in fiscal 1999 and recorded as a decrease in net property and equipment, an increase in cash and cash equivalents, and an increase in other income as a gain on the sale of property and equipment. In fiscal 1998, prepayment of the installment note issued in the purchase of the Company's stock was completed using internally generated funds. The prepayment in fiscal 1998 of the principal on the outstanding debt saved $637,000 in interest expense for the Company.

     THE EFFECTS OF INFLATION
     Inflation affects the Company due to increases in the costs of materials and services which may not be passed through to customers. Fiscal 1999 displayed less tightening of available press time than the previous year, however the lessons of previous years lead the Company to continue careful planning with suppliers and manufacturers to assure predictable delivery of products into inventory for ultimate sales to customers. Fiscal 1998 showed a slight tightening of available press time in the short term, thus necessitating clearer projections for initial printings or reprints. Paper prices in fiscal 1999 and 1998 did not experience dramatic changes, thus allowing moderate reaction in setting price adjustments for the Company's products. Advanced planning and shifting grades of paper for marketing reasons may soften the effect of some of the manufacturing price fluctuations. The ability of the Company to reflect cost increases from suppliers and from internal pressures in the selling price of Goodheart-Willcox products depends upon the pricing of competing product lines and general market conditions which may require the Company to absorb part of the cost increases, whether the result of increases in materials or services. The Company manages its cost of conducting business in these periods by using assorted suppliers, reviewing the variety of paper grades appropriate for the various titles and products, scheduling press runs in batches, using direct-to-plate technology, balancing the quantities printed with consideration for the unit cost versus the inventory turnover, nurturing close relationships with key suppliers, all the while staying alert to outside opportunities available to meet key deadlines.

     IMPACT OF YEAR 2000

     The business, customer service, marketing, warehouse and distribution operations acquired new vendor-supported software in fiscal 1998 and converted to daily use in fiscal 1999. The business, customer service, marketing, and warehouse and distribution software is now Year 2000 compliant. The Company believes that with the conversion in fiscal 1998 and 1999 to new software and hardware along with any future vendor-supported software upgrades, the year 2000 issue should not pose significant internal operational difficulties. Future vendor-supported software upgrades will not be material to the Company's results of operation or financial condition. In addition to addressing internal considerations, the Company believes that there can be no guarantee that the systems of external suppliers, manufacturers, or customers will be converted in a timely manner, thus potentially having an adverse effect.

THE GOODHEART-WILLCOX COMPANY, INC.

CORPORATE INFORMATION

     CORPORATE OFFICE, The Goodheart-Willcox Company, Inc., 18604 West Creek Drive, Tinley Park, IL 60477
     ANNUAL MEETING, The next annual meeting will take place at 9:30 a.m. C.D.T., July 13, 1999, at the Corporate Office, Tinley Park, Illinois STOCK SYMBOL, GWOX, Over-the-Counter Market
     TRANSFER AGENT, EquiServe, First Chicago Trust Division
     GENERAL COUNSEL, Hedberg, Tobin, Flaherty & Whalen, A Professional Corporation, Chicago
     INDEPENDENT PUBLIC ACCOUNTANTS, Grant Thornton LLP, Chicago
     S.E.C. FORM 10-K AVAILABLE, Copies of the Corporation's annual report on Form 10-K, filed with the Securities and Exchange Commission, will be available to stockholders without charge by written request addressed to the Secretary of the Corporation.

     DIRECTORS
     Robert C. DeBolt, President and Chief Executive Officer, F. H. Ayer Manufacturing Co.
     John F. Flanagan, Chairman, President, Chief Executive Officer, The Goodheart-Willcox Company, Inc.
     Wilma Pitts Griffin, PhD, CFCS, Professor, Department of Family and Consumer Sciences, Baylor University
     Clois E. Kicklighter, EdD, Dean Emeritus, School of Technology, Indiana State University
     Loraine J. Mix, Private Investor

     EXECUTIVE OFFICERS
     John F. Flanagan, Chairman, President, Chief Executive Officer Donald A. Massucci, Vice President, Administration and Treasurer Todd J. Scheffers, Vice President Sales
     Dick G. Snyder, Senior Vice President, and Secretary



COMMON STOCK PRICE RANGES AND DIVIDENDS
     Stock prices represent high and low closing bids

     ---------------------------------------------------------------
                                                         Cash
       Fiscal                Price Range               Dividend
       Quarter            Low          High            Declared
     ---------------------------------------------------------------
       1Q98             $38 1/4       $48 1/4              --
       2Q98              47            53 1/2              --
       3Q98              47            53 1/2            $.50
       4Q98              58 1/2        60 1/4            $.50
     ---------------------------------------------------------------
       1Q99              58 1/2        63 1/4              --
       2Q99              62 1/2        63 1/4              --
       3Q99              63                --            $.50
       4Q99              61                --            $.55

     FISCAL YEAR ENDS APRIL 30